Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact:	Cathy Maloney, VP Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS SECOND QUARTER EPS OF $.39:

UPDATES EARNINGS GUIDANCE FOR FULL YEAR

August 15, 2006, Natick, MA — BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for its second quarter ended July 29, 2006 of $26.4 million, or $.39 per diluted share, compared to net income of $30.5 million, or $.44 per diluted share for the second quarter of 2005. Results for the second quarter of 2006 included $3.4 million post-tax, or $.05 per diluted share, for stock-based compensation expense versus $.2 million post-tax for stock-based compensation expense last year.

Net income for the first half of 2006 was $41.8 million, or $.62 per diluted share, compared to net income of $49.1 million, or $.71 per diluted share, for the comparable period in 2005. Results for the first half of 2006 included income of $2.1 million post-tax, or $.03 per diluted share, for House2Home bankruptcy recoveries, and expense of $5.8 million post-tax, or $.09 per diluted share, for stock-based compensation expense.

Results for the first half of 2005 included income of $2.9 million post-tax, or $.04 per diluted share, for House2Home bankruptcy recoveries, expense of $1.8 million post-tax, or $.03 per diluted share, related to the Company’s reserve for credit card claims, and $.4 million post-tax for stock-based compensation expense. (See notes to attached financial statements.)

During the first quarter of 2006 BJ’s adopted FASB Statement Number 123 (R) “Share-Based Payment,” using the modified prospective application transition method.

The Company also announced revised earnings guidance for the full year in the range of $1.69 to $1.77 per diluted share.

Net sales for the second quarter ended July 29, 2006 were approximately $2.1 billion, an increase of 5.6% over the second quarter of 2005. Comparable club sales for the second quarter of 2006 increased by 1.8%, including a contribution from sales of gasoline of 1.9%. For the first half of 2006, total sales increased by 6.0% and comparable club sales increased by 1.9%, including a contribution from sales of gasoline of 1.7%

The Company also announced that it purchased approximately 2 million shares of BJ’s common stock during the second quarter at an average price of $27.89, or $55 million. Year to date, the Company has purchased approximately 2.6 million shares of BJ’s common stock at an average price of $28.56 per share, or approximately $75 million.

-More-

BJ’s Wholesale Club

August 15, 2006

Conference Call on Second Quarter Financial Results

As previously announced, BJ’s management will hold a conference call to discuss the second quarter financial results and the outlook for the second half of 2006 today at 8:30 a.m. Eastern Time. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or listen to an archive of the call, which will be available for approximately 90 days following the call.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 167 clubs, including two ProFoods Restaurant Supply Clubs. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Forward-Looking Statements

Statements contained in this press release, including earnings guidance, that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets, and competitive conditions, success in settling lease obligations for closed clubs and credit and debit card claims, and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 28, 2006. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

-See Financial Tables-

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005
Net sales	$2,093,524	$1,981,593	$3,973,597	$3,750,382
Membership fees and other	43,381	40,945	85,869	81,706

Total revenues	2,136,905	2,022,538	4,059,466	3,832,088

Cost of sales, including buying and occupancy costs	1,926,922	1,816,478	3,665,951	3,452,459
Selling, general and administrative expenses	166,221	154,385	327,585	298,876
Provision for credit card claims	—	—	—	3,000
Preopening expenses	1,306	1,950	2,581	3,047

Operating income	42,456	49,725	63,349	74,706
Interest income, net	954	572	2,030	847
Gain on contingent lease obligations	—	—	3,119	4,277

Income from continuing operations before income taxes	43,410	50,297	68,498	79,830
Provision for income taxes	16,936	19,767	26,535	30,597

Income from continuing operations	26,474	30,530	41,963	49,233
Loss from discontinued operations, net of income tax benefit	(73)	(77)	(146)	(157)

Net income	$26,401	$30,453	$41,817	$49,076

Basic earnings per common share:
Income from continuing operations	$0.40	$0.45	$0.63	$0.72
Loss from discontinued operations	—	—	—	—

Net income	$0.40	$0.45	$0.63	$0.72

Diluted earnings per common share:
Income from continuing operations	$0.40	$0.44	$0.62	$0.71
Loss from discontinued operations	(0.01)	—	—	—

Net income	$0.39	$0.44	$0.62	$0.71

Number of common shares for earnings per share computations:
Basic	66,192,730	68,338,863	66,703,704	68,581,905
Diluted	66,952,101	69,140,923	67,508,985	69,390,817

Clubs in operation - end of period	167	161

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	July 29, 2006	July 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$76,127	$150,776
Marketable securities	37	—
Accounts receivable	90,694	81,803
Merchandise inventories	802,694	766,719
Current deferred income taxes	25,385	22,486
Prepaid expenses	17,272	19,597

Total current assets	1,012,209	1,041,381
Property, net of depreciation	863,295	804,492
Other assets	23,470	23,866

TOTAL ASSETS	$1,898,974	$1,869,739

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$476	$444
Accounts payable	525,296	548,142
Closed store lease obligations	712	959
Accrued expenses and other current liabilities	261,771	247,559

Total current liabilities	788,255	797,104
Long-term debt, less portion due within one year	2,494	2,970
Noncurrent closed store lease obligations	7,989	8,498
Other noncurrent liabilities	77,119	72,983
Deferred income taxes	20,538	30,261
Stockholders’ equity	1,002,579	957,923

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,898,974	$1,869,739

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Twenty-Six Weeks Ended
	July 29, 2006	July 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$41,817	$49,076
Provision for credit card claims	—	3,000
Provision for store closing costs	243	262
Depreciation and amortization	52,953	52,507
Share-based compensation expense	9,753	701
Deferred income taxes	(4,674)	1,042
(Increase) decrease in merchandise inventories, net of accounts payable	(14,209)	13,514
Decrease in closed store lease obligations	(496)	(6,796)
Other	(12,791)	(26,196)

Net cash provided by operating activities	72,596	87,110

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(93,388)	(51,847)
Property disposals	20	51
Purchase of marketable securities	(68)	(95,825)
Sale of marketable securities	—	120,625

Net cash used in investing activities	(93,436)	(26,996)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	1,929	—
Purchase of treasury stock	(75,378)	(48,608)
Proceeds from issuance of common stock	8,479	13,923
Repayment of long-term debt	(227)	(211)

Net cash used in financing activities	(65,197)	(34,896)

Net increase (decrease) in cash and cash equivalents	$(86,037)	$25,218

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	In the first quarter of this year, the Company implemented Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payment,” using the modified prospective application (“MPA”) transition method. Under this approach, the Company began recognizing the fair value of stock options in this year’s first quarter. The Company recorded pretax stock-based compensation of $5.7 million ($3.4 million post-tax, or $.05 per diluted share) in the second quarter. For the first six months of the year, pretax stock-based compensation was $9.8 million ($5.8 million post-tax, or $.09 per diluted share).

Prior to this fiscal year, the Company accounted for stock-based employee compensation under APB Opinion No. 25 and related interpretations, and no expense for stock options was reflected in net income, as all options granted under our plans had an exercise price equal to the market value of the underlying common stock on the grant date. In last year’s second quarter, the Company recorded stock-based compensation of $0.4 million ($0.2 million post-tax). For the first six months of last year, pretax stock-based compensation was $0.7 million, ($0.4 million post-tax, or $.01 per diluted share).

We have included stock-based employee compensation for restricted stock in net income in both this year and prior years.

2.	In last year’s first half, the Company recorded first quarter pretax charges of $3.0 million ($1.8 million post-tax, or $.03 per diluted share) to increase its reserve for claims seeking reimbursement for fraudulent credit and debit card charges and the cost of replacing cards, monitoring expenses and related fees and expenses.

3.	During this year’s first half, the Company received first quarter pretax recoveries of House2Home bankruptcy claims of $3.1 million, which are included in gain on contingent lease obligations. On a post-tax basis, these gains were $2.1 million, or $.03 per diluted share.

In last year’s first half, the Company received first quarter pretax recoveries of House2Home bankruptcy claims of $4.3 million. On a post-tax basis, these gains were $2.9 million, or $.04 per diluted share.

4.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purposes.